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                                                                    EXHIBIT 99.4


                                          Press contacts:

                                          Jeff Ignaszak
                                          GE Power Systems
                                          Phone (770) 859-7650
                                          jeffrey.ignaszak@ps.ge.com

                                          Ellen Klee
                                          GE Energy Management Services
                                          Phone (770) 859-7384
                                          ellen.klee@ps.ge.com

                                          David DiMatteo
                                          ING Barings Limited
                                          Phone 44-207-767-1435
                                          david.dimatteo@ing-barings.com


                GE EXTENDS ITS CASH OFFER FOR SMALLWORLDWIDE PLC

         September 22, 2000 - Atlanta, GA and London, UK - General Electric Company ("GE") announced today that it has extended the initial offer period of its tender offer (being made by its wholly owned subsidiary, GE Power Systems Equities, Inc.) to purchase all of the outstanding ordinary shares and American depositary shares representing ordinary shares (collectively, "shares") of Smallworldwide plc ("Smallworld") (Nasdaq: SWLDY) to 9:30 a.m., New York City time and 2:30 p.m., London time, on Monday, October 2, 2000. The extension is required because all of the conditions to the offer have not been satisfied or waived, including, among other things, obtaining certain regulatory approvals. GE expects to obtain these regulatory approvals on or prior to the new expiration date.

         As a consequence of the extension of the initial offer period, holders of Smallworld shares may tender or withdraw their shares until 9:30 a.m., New York City time and 2:30 p.m., London time, on Monday, October 2, 2000. The offer was previously scheduled to expire at 10:00 a.m., New York City time and 3:00 p.m., London time, on Friday, September 22, 2000.

         As of 10:00 a.m., New York City time and 3:00 p.m., London time, on September 22, 2000, 7,738,514 shares had been tendered pursuant to the offer and not withdrawn (including shares tendered through notice of guaranteed delivery), which constitutes approximately 97% of the total number of Smallworld's outstanding shares.

         Except as disclosed herein, neither GE nor any persons acting in concert with GE owned any shares, or rights over shares, of Smallworld on August 23, 2000 (the last business day prior to the commencement of the initial offer period) nor have they acquired or agreed to acquire any shares, or rights over shares, of Smallworld during the initial offer period.


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